Exhibit 1

Deutsche Bank Trust Company Americas

Trust & Securities Services

DEPOSITARY RECEIPTS	August 15, 2014

Depositary’s Notice of Extraordinary General Meeting of Shareholders of Portugal Telecom, SPGS S.A.

Issuer:	Portugal Telecom, SGPS S.A. / CUSIP 737273102

Symbol:	PT (listed on the NYSE)
Country:	Portugal

Meeting Details:	Extraordinary General Shareholders’ Meeting of Shareholders of Portugal Telecom, SGPS S.A., currently scheduled for September 8, 2014

Meeting Agenda	The Company’s Notice of Meeting is available at the link below

Voting Instruction
Deadline:	3:00 p.m. (NY time), August 28, 2014

ADS Record Date:	August 17, 2014

Ordinary: ADS ratio	1 ADS: 1 Ordinary Share

Deutsche Bank Trust Company Americas, as depositary (the “Depositary”) for the American Depositary Share (“ADS”) program of Portugal Telecom, SGPS S.A. (the “Company”), has received notice from the Company of an Extraordinary General Meeting of Shareholders currently scheduled on the date set forth above. A copy of the Notice of Meeting is enclosed herewith, together with a copy of the proposal of the Board of Directors of the Company and related information statement.  The Company has informed the Depositary that additional copies may be obtained from the Company’s website at http://www.telecom.pt.

In accordance with the provisions of the Deposit Agreement governing the ADSs, registered holders of ADSs (“Holders”) at the close of business (NY time) on the ADS Record Date set forth above will be entitled, subject to any applicable provisions of Portuguese law, the provisions of the Deposit Agreement and the Company’s Articles of Association, to instruct the Depositary as to the exercise of the voting rights pertaining to the ordinary shares represented by such Holder’s ADSs.  A voting instruction form is enclosed for that purpose.

Upon the timely receipt of a properly completed voting instruction form on or prior to the Voting Instruction Deadline set forth above, the Depositary shall endeavor, insofar as practicable and permitted under the provisions of the Deposit Agreement, and under the provisions of applicable law and of the Company’s Articles of Association governing the ordinary shares, to vote or cause to be voted (in person or by proxy) the amount of ordinary shares represented by ADSs for which voting instructions are properly received in accordance with such voting instructions, including by aggregating, insofar as practicable, in blocks of 500, ADSs of various Holders who have instructed the Depositary in an identical manner as to the exercise of rights with respect to the matter to be voted upon.  Each Holder is entitled under the Deposit Agreement to instruct the Depositary as to the exercise of one vote for each 500 ADSs held by such Holder.

Discretionary proxy procedures apply:  If no voting instructions are received by the Depositary from a Holder with respect to an amount of ordinary shares represented by such Holder’s ADSs on or before the Voting Instruction Deadline set forth above, the Depositary shall deem that Holder to have instructed the Depositary to vote or cause to be voted such ordinary shares in favor of any proposals supported by the Board of Directors of the Company, or, when practicable and permitted, to give a discretionary proxy to a person designated by the Company to vote that amount of shares represented by such ADSs for which timely instructions were not received, except that such instruction shall not be deemed to have been given and the Depositary shall not vote in favor of proposals supported by the Board of Directors nor give a discretionary proxy with respect to any matter as to which the Company informs the Depositary that (x) the Company does not wish to receive a discretionary proxy, (y) the Company has determined that substantial opposition exists with respect to the action to be taken at the meeting or (z) the matter materially and adversely affects the rights of Holders.

The Depositary shall not be liable for any failure to carry out any instructions to vote any of the ordinary shares, or for the manner in which such vote is cast, provided that such action or inaction is in good faith, or for the effect of any such vote.

Deutsche Bank - Depositary Receipts

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